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Exhibit 10.21

CONSULTING AGREEMENT

        This Consulting Agreement (the "Agreement") is entered into by and between AmeriVision Communications, Inc. and any current or future affiliates (the "Company"), and Task Force 3, L.L.C., (the "Consultant").

Recitals:

        WHEREAS, the Company desires to have the assistance of the Consultant, principally Loni Woodley, an employee of the Consultant, to perform duties as defined below;

        WHEREAS, the Consultant possesses considerable knowledge and expertise relating to the management of technology-oriented businesses, especially in the telecommunications field, The Company desires to avail itself of such knowledge and expertise by contracting the Consultant, and the Consultant desires to accept such engagement, on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1)
Term of Agreement. This Agreement shall remain in effect until the date of termination ("Termination Date"), as defined by the termination requirements defined in Section 4 of this Agreement, or 21 months from the date of the effective date of the agreement, whichever is earlier

2)
Consulting Services. During the term of this Agreement, the Consultant will act as an independent contractor for the Company on as-needed basis, to be determined at the sole discretion of the Company. In such capacity, the Consultant will perform such functions as the Company desires and communicates to the Consultant. The parties anticipate that the Consultant will act as the Chief Financial Officer of the Company. The parties anticipate that the contracting duties will include, but not be limited to:

•
Responsibilities for accounting operations and personnel
•
Responsibilities for financial reporting
•
Responsibilities for implementation of budgeting and forecasting process
•
Oversight and review of financial policies and procedures
•
Responsibilities for financial institutional relationships

  Both Parties agree that the Consultant will provide the Company with a minimum of 1,960 annualized work hours. The Consultant will complete those hours primarily during normal business hours of the Company. However, the Consultant will have sole discretion of the actual hours worked. From time to time, the Consultant may take time away from the normal business hours at the Consultant's sole discretion.

3)
Consulting Fee and Expenses. The Company shall pay the Consultant a consulting fee of $6,350 every two weeks during the term of this Agreement. The Company also agrees to pay all business expenses incurred to enable the consultant to perform necessary activities on behalf of the Company. These expenses will included, but is not limited to, providing an adequate work area that facilitates the Consultant's ability to complete work assigned, cellular telephone, providing a computer and cable internet connectivity at the Consultant's office, all normal business related travel and entertainment expenses. The Consultant will be allowed to use a Company credit card to pay for these expenses. The Consultant is required to maintain appropriate records of all expenses, including but not limited to, a written log and detailed receipts. The Consultant will prepare a detail expense reimbursement form for all expenses not paid directly by the Company. The Company will reimburse all expenses not paid by the Company within fourteen (14) business days after receipt of the detail expense reimbursement form. The Company also agrees to pay for 50% of any consulting or attorney fees related to the preparation of this Agreement.

4)
Termination of this Agreement. The Company does understand the commitment made by the Consultant for the term of this Agreement and agrees that any termination will cause harm to the Consultant. The Company also understands to induce the Consultant to enter into this Agreement these termination provisions are vital to this Agreement.

          a)    Notice of Termination. The Company agrees that it will provide the Consultant with a written notice of any termination of this Agreement forty-five (45) calendar days prior to the Termination Date. The Consultant agrees that it will provide the Company a written notice of any termination of this Agreement forty-five (45) days prior to the Termination Date. The Consultant may terminate this Agreement for any reason, at the sole discretion of the Consultant. The Company may terminate this Agreement for any reason, at the sole discretion of the Company. Any termination will remain subject to the terms of Section 4(c) Termination Fee below. The Company agrees to indemnify and hold harmless the Consultant for any and all injury or loss caused by this termination.

          b)    Involuntary Termination. The Company agrees if the Consultant (primarily Loni Woodley) is incapacitated or disabled by accident and/or sickness so as to render the Consultant mentally or physically incapable of performing the services required by this Agreement, the Agreement is automatically terminated and the Termination Date will be effective 45 days after the knowledge of the incapacity. The Company does agree the Termination Fee defined below will be paid to the Consultant after the Termination Date, according to the provisions defined in Section 4(c) Termination Fee below. The Consultant, and/or an agent of the Consultant, does agree to provide a Doctor's certification regarding the incapacity or disability by accident and/or sickness to the Company.

          Furthermore, the Company agrees if the Consultant (primarily Loni Woodley) dies during the term of this Agreement, the Agreement is automatically terminated. The Company does agree the Termination Fee defined below will be paid to the Consultant after the Termination Date, according to the provisions defined below.

          c)    Termination Fee. The Company agrees to pay the Consultant an amount equal to $124,000 of the annualized Consulting Fee (specified in Section 3 above) (referred to as "Termination Fee") for any termination, whether initiated by the Company or the Consultant, for any reason, of this Agreement. The payment of this Termination Fee is due after the Termination Date. The Company agrees to deposit an amount equal to this Termination Fee into an escrow account (as per the signed Escrow Agreement attached), designated for the benefit of the Consultant, within 90 days alter the effective date of this Agreement. After the Termination Date, the Consultant agrees to withdraw amounts from the escrow account in equal amounts over a period no less than six months.

  In consideration for the Termination Fee, the Consultant agrees to give reasonable consideration to any extended contract offered by the Company beyond any current arrangement, whether received as a consulting or contractual employment offering.

5)
Nondisclosure. Without authorization by the Company, Consultant shall not at any time publish or disclose or authorize anyone else to publish or disclose any confidential or proprietary information or trade secrets relating to the business of the Company (or of any affiliate) that is known by Consultant on the date hereof; or obtained by Consultant while performing services for the Company. All business records, papers and documents retained or made by Consultant relating to the business of the Company or any affiliate of the Company shall be and remain the property of the Company or the affiliate, and shall be surrendered to the Company upon termination of the Consulting Agreement. Upon termination of the Consulting Agreement with the Company, Consultant shall not take, use to the detriment of the Company or any affiliate, publish or disclose without authorization by the Company, any business record, paper or document or any correspondence, cost data, customer list, estimate or market survey containing information or trade secrets relating to the Company or any affiliate.

6)
Liabilities and Claims Against Consultant. The Company (including its agents acting on behalf of the Company) shall indemnify, and hold the Consultant, and other personnel of the Consultant, harmless from and against any claims, liabilities, costs and expenses (including without limitation, attorneys' fees and the time involved of our personnel) brought against, paid or incurred by the Consultant at any time and in any way arising out of or relating to the Consultant's services, except to the extent of gross negligence or willful misconduct of the Consultant. This provision shall survive the termination of this Agreement for any reasons. If any portion of these provisions is found to be illegal or unreasonable by a court of law, then that provision shall be separate and the rest of the provisions shall remain in force. In no event shall the Consultant be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if the Consultant has been advised of their possible existence. The Company hereby agrees that any breach of this Agreement by Company will cause immediate injury to the Consultant. Therefore, the Consultant shall be entitled, in addition to any other right or remedy it may have, to an injunction without the posting of any bond or other security, enjoining or restraining the Company from any violation or threatened violation of this Agreement. In the event that the Consultant is successful in any suit or proceeding relating to the enforcement of this Agreement, the Company agrees to pay the reasonable attorney's fees as calculated by the Court.

7)
Entire Agreement. This Agreement supersedes in all respects all employment agreements, arrangements or understandings, whether oral or written between Consultant and the Company. However, if for any reason this Agreement is found to be not enforceable by any third party, including but not limited to, a jury and state legal authority, the Company agrees that the former dated and signed employment agreement, effective January 14, 2002, between Loni Woodley and the Company, as well as any extension, will be enforceable in full without any limitations due to the notice of termination given by Loin Woodley to the Company on August 2002.

8)
Enforcement: Severability: Etc. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of such Agreement shall be adjudicated to be invalid or unenforceable, such provisions shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provisions in the particular jurisdiction in which such adjudication is made. Otherwise, the invalidity or unenforceability of any provision, or portion thereof; of this Agreement shall not affect the remainder of that provision or any other provision of the Agreement.

9)
Choice of Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

10)
Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11)
Assignment. No party shall, without the written consent of the other party to this Agreement, assign or transfer this Agreement or any rights or obligations under this Agreement; provided, however, that the provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective heirs, legal representatives and successors of the parties including, with respect to the Company, successors by merger, consolidation, transfer of all or substantially all of the assets of the Company.

12)
Notices. All notices, claims, certificates, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, delivered and received in person, if delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

  a)
  If to the Consultant, at:

      Task Force 3, L.L.C.
      Attn: Victor Woodley, Manager and Member
      P.O. Box 116
      902 8th Street
      Allison, Iowa 50602

  b)
  If to the Company, at:

      AmeriVision Communications, Inc.
      5900 Mosteller Drive
      Suite 1600
      Oklahoma City, OK 73112;

  Or such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Agreement. Any such notice or communications shall be deemed to have been delivered and received: (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (iii) in the case of telecopy transmission, when received, and (iv) in the case of mailing, on the fifth (5th) business day following the day on which such communication is posted.

13)
Survival. The terms of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive termination of this Agreement.

14)
Time. Time is of the essence of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement with an effective date of the October 1, 2002.

COMPANY:

AMERIVISION COMMUNICATIONS, INC.

/s/  JOHN E. TELLING

John E. Telling, President/CEO

/s/  DAVID CLARK

David Clark, Chairman of the Board of Directors

CONSULTANT:

Task Force 3, L.L.C.

/s/  VICTOR WOODLEY

Victor Woodley, Manager and Member

ACKNOWLEDGEMENT

I hereby acknowledge the existence of this agreement and understand the terms and conditions

/s/  LONI WOODLEY

Loni Woodley, Independent contractor for Task Force 3, L.L.C.

Escrow Agreement

        The terms of the Escrow Agreement are agreed upon by the parties signing the Consulting Agreement between AmeriVision Communications, Inc. and Task Force 3, LLC.

        The Parties agree that the Termination Fee will be remitted according to the Consulting Agreement and will be held in an escrow account owned and controlled by the Consultant.

        The Consultant agrees to not withdraw any amounts from the escrow account prior to any Termination Date defined by the Consulting Agreement. A Termination can only be executed according to the Terms of the Consulting Agreement.

        Both Parties understand and agree that all Consulting Fees and Expenses owed to the Consultant must be paid prior to the Termination Date without regard to the Termination Fee.

        The Consultant agrees to withdraw the amounts from the escrow account in equal amounts as per the Consulting Agreement for the time period of approximately 9 months.

        This is considered an attachment to the Consulting Agreement between AmeriVision Communications, Inc. and Task Force 3, LLC. therefore no further signatures are needed on this document.

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CONSULTING AGREEMENT